HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
       Statement Regarding Computation of Ratio of Earnings to Fixed Charges (1)
                                  (in millions, except ratios)

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
                                                                                 Exhibit 12
                                                                                 ----------
                        FOR THE NINE MONTHS
                          ENDED JULY 31            YEAR ENDED OCTOBER 31
                        ------------------ -----------------------------------
                          1998     1997     1997    1996     1995    1994    1993
                          ----     ----     ----    ----     ----    ----    ----
  Pre-tax income
   from continuing
   operations.........    $3,148   $3,304   $4,455  $3,694   $3,632  $2,423  $1,783
  Minority interest
   in the income of
   subsidiaries with
   fixed charges......         7       28       39      38       29      17      11
  Undistributed
   (earnings) or loss
   of equity investees.       10       (4)      (6)    (62)     (47)      4       6
  Fixed charges:
   Interest expense
   and amortization
   of debt discount
   and premium on all
   indebtedness.....         180      158      215     327      206     155     121
  Interest included
   in rent............       121      102      139     126      111     104     102
                          ------   ------   ------  ------   ------  ------  ------


    Total fixed
     charges..........       301      260      354     453      317     259     223
  Earnings before
   income taxes,
   minority interest,
   undistributed
   earnings or loss of
   equity investees
   and fixed charges..    $3,466   $3,588   $4,842  $4,123   $3,931  $2,703  $2,023
                          ======   ======   ======  ======   ======  ======  ======
  Ratio of earnings
   to fixed charges...      11.5     13.8     13.7     9.1     12.4    10.4     9.1
                          ======   ======   ======  ======   ======  ======  ======

      (1) The ratio of earnings to fixed charges was computed by dividing earnings(income from continuing operations before income taxes, adjusted for fixed charges, minority interest in the income of subsidiaries with fixed charges and equity in earnings or loss of equity investees) by fixed charges for the periods indicated.
          Fixed charges include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.


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